                                                                    Exhibit 4.21



                                                                  EXECUTION COPY


THIS SHARE PLEDGE AGREEMENT (the "Agreement") is entered as of this 26th day of December, 2003 by and among:

          (i) MR. SE-HO CHUN, a shareholder of Simmtech Co. Ltd (the "Company") holding 39.9% of the issued and outstanding shares of the Company, with resident card number 560515-1005415 (the "Pledgor"); and

          (ii) ST ASSEMBLY TEST SERVICES LTD., a company duly incorporated and existing under the law of Singapore and having a place of business at 5 Yishun Street 23, Singapore 768442 (the "Pledgee").


                                    RECITALS

WHEREAS:

A. By the Loan Agreement dated as of December 26, 2003 (the "Loan Agreement") made by and between the Company, the Pledgor and the Pledgee, the Pledgee has agreed, subject to and upon the terms and conditions contained therein, to provide a loan to the Company in the amount of USD 15 million (USD 15,000,000);

B. The Pledgor is the legal and beneficial owner of the Securities (as defined below); and

C. For the purposes of securing the Secured Obligations (as defined below), the Pledgor hereby agrees to, inter alia, deposit with and pledge to the Pledgee the Securities (as defined below) pursuant to terms and conditions herein.

NOW, THEREFORE, it is agreed as follows:


SECTION 1. INTERPRETATION

Words and expressions defined in the Loan Agreement shall, unless otherwise defined herein or the context otherwise requires, have the same meaning when used in this Agreement. References to any agreement or document shall be construed as references to such agreement or document as varied, amended, novated or supplemented from time to time. In addition thereto, as used in this
Agreement:

1.1  "Securities" shall mean the securities described in Schedule I hereto.

1.2. "Secured Obligations" shall mean (i) any and all obligations, liabilities and indebtedness of the Company owing to the Pledgee, presently existing or to be incurred hereinafter under or with respect to the Loan Agreement,
     (ii) moneys,
     obligations and liabilities owing and payable by the Company to the Pledgee under the Yangdo Tambo Agreement dated December 26, 2003 between the Company and the Pledgee, (iii) moneys, obligations and liabilities owing and payable by the Company to the Pledgee under the Factory Kun-Mortgage Agreement dated December 26, 2003 between the Company and the Pledgee and
     (iv) moneys, obligations and liabilities owing and payable by the Pledgor to the Pledgee under this Agreement.

1.3. "Proceeds" means all proceeds of, and all other profits, income or receipts, in whatever form and whatever currency, arising from the ownership, collection, sale, exchange, assignment or other disposition of, or realization of any of the Securities, and all interest, dividends (cash, stock or otherwise) and other payments and distributions on or with respect to such Securities or in exchange for such Securities.


SECTION 2. PLEDGE

2.1. The Pledgor hereby agrees to pledge the Securities to the Pledgee and hereby agrees to grant in favor of the Pledgee a first priority security interest (jilkwon) in the Securities and the Pledgee shall accept the security interest in the Securities for the due and punctual payment, performance and discharge of the Secured Obligations. The Pledgor hereby agrees that any Proceeds of any Securities on which a pledge under this Agreement has been established and perfected shall be subject to the pledge (jilkwon) on such Securities pursuant to this Agreement and that if any such Proceeds may not be subject to such pledge, the Pledgor shall pledge the Proceeds for the benefit of the Pledgee in the manner applicable to the nature of it and perform any and all actions necessary or appropriate in the opinion of the Pledgee for the establishment and effectuation of such pledge under the laws of Korea.

2.2 Simultaneous with, or prior to the provision of the Loan on the Loan Date, the Pledgor shall have the Pledgee's name and address recorded in the shareholders' registry of the Company (maintained with the Korea Securities Depository) as a holder of the security interest (jilkwon) in the Securities and have the Pledgee's name recorded on the share certificates representing the Securities.

2.3 Immediately upon performance of Section 2.2 hereof and at least [one (1)] business day prior to the provision of the Loan on the Loan Date, the Pledgor shall deliver or cause to be delivered the share certificates representing the Securities in physical form to the Pledgee or to the agent of the Pledgee, as requested by the Pledgee together with a certified copy of the shareholders' registry of the Company and any documents necessary or appropriate in the opinion of the Pledgee to constitute a legally valid delivery of the certificates.

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1  The Pledgor hereby represents, warrants and covenants to the Pledgee that:

     (a) the execution, delivery and performance by the Pledgor of this Agreement are not in conflict with any provision of any applicable laws or regulations or the articles of incorporation of the Company;

     (b) the execution, delivery and performance by the Pledgor of this Agreement does not violate or cause any default under any indenture, agreement or undertaking by which the Pledgor is bound;

     (c) all authorizations required from any government or governmental agency in connection with this Agreement have been obtained and are in full force and effect;

     (d) this Agreement constitutes valid obligations of the Pledgor, legally binding upon it and enforceable in accordance with its terms, subject, as to enforceability, to laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

     (e)  the Pledgor has full right, title and interest over the Securities;

     (f) the Pledgor has not agreed to sell, assign, transfer, pledge or create any security, interest, lien or other encumbrance in or over all or any part of the Securities other than in favor of the Pledgee hereunder;

     (g) no person (other than the Pledgor and the Pledgee) is exercising, has exercised or attempted to exercise any ownership interest or other lien over any of the Securities;

     (h) to the knowledge of the Pledgor, there are no circumstances that may diminish the value of the Securities;

     (i) the Pledgor has not taken any action nor have any other steps been taken or legal proceedings been started by him or any third party for bankruptcy, workout, or similar proceedings over the Pledgor or his assets, and there occurs or continues no cause/event that may lead to such action or steps; and

     (j) the Pledgor has acquired the Securities in accordance with any provision of any applicable laws or the articles of incorporation of the Company and has been, and during the term of the Loan Agreement will be, permitted to have right, title and interest over the Securities under such laws and articles of incorporation.

3.2 Each of the warranties and representations contained in the preceding sub-clause shall survive and continue to have full force and effect until the termination of this Agreement.


SECTION 4. COVENANTS OF THE PLEDGOR

The Pledgor covenants and undertakes the following with the Pledgee:

     (a) duly and punctually to observe and perform all the conditions and obligations imposed on it by this Agreement;

     (b) not, without the prior written consent of the Pledgee, to attempt to sell, assign, transfer, create any security, interest or lien over, or otherwise dispose of or encumber any of the Securities to or in favor of any person other than the Pledgee;

     (c) to do or permit to be done each and every act or thing the Pledgee may from time to time require to be done for the purpose of enforcing the Pledgee's rights under this Agreement or in respect of any of the Securities and to allow its name to be used as and when required by the Pledgee for such purpose;

     (d) to make all registrations, filings and recordings, and take all other actions as are necessary or determined by the Pledgee to be advisable to ensure the continued legality, validity, enforceability, priority and admissibility in evidence of this Agreement;

     (e) to be responsible for the resolution of any disputes with a third party in connection with the Securities, including any disputes involving claims against the Securities, and in connection therewith, the Pledgor agrees not to take any action which might adversely affect the enforcement of the Pledgee's rights or Pledgee's interests in the Securities and to affirmatively protect and defend such rights and interests in accordance with the instructions of the Pledgee;

     (f) to pay all taxes, assessments and other governmental charges of any kind imposed on or in respect of his income or any of his assets when due;

     (g) to immediately notify the Pledgee of any and all notices that the Pledgor has received from the Company in his capacity as a shareholder upon the receipt of such notice;

     (h) if and when it is required to or entitled to vote, give any consent or exercise any other rights with respect to the Securities, to first notify such situation to the Pledgee immediately and act in accordance with the instruction of the Pledgee;

     (i) not to make or cause to make any action, procedure or event that may diminish the value of the Securities; and

     (j) to notify the Pledgee of any event that would result in or lead to a breach of any representation and warranty provided under Section 3 immediately upon becoming aware of such event.

SECTION 5. ADMINISTRATION OF SECURITIES

5.1 Until there shall have occurred an Event of Default or a Potential Event of Default, the Pledgor shall be entitled to vote, give any consent or exercise any other rights with respect to the Securities in any manner not inconsistent with this Agreement and subject to applicable law.

5.2 Unless an Event of Default or a Potential Event of Default has occurred, and without prejudice to Section 2 hereof, the Pledgor shall receive or shall become entitled to receive, any dividend, interest or any other distribution whether in securities or property (including cash) with respect to the Securities by way of stock-split, spin-off, split-up or reclassification, combination of shares or the like. For the avoidance of doubt, any distributions (whether in cash or in shares or other property) received by the Pledgor shall be deemed to be the Proceeds and subject to the pledge created under this Agreement, and if any such Proceeds may not be subject to such pledge, the Pledgor shall pledge the Proceeds for the benefit of the Pledgee in the appropriate manner and perform any and all actions necessary or appropriate in the opinion of the Pledgee for the establishment and effectuation of such pledge under the laws of Korea.


SECTION 6. ATTORNEY-IN-FACT

The Pledgor shall be deemed to irrevocably appoint the Pledgee as its true and lawful attorney-in-fact with full power to require, demand and receive any and all moneys and claims for money due and to become due under or with respect to the Securities to the extent pledged hereunder and to take any action or execute any instrument which the Pledgee may deem necessary or appropriate to accomplish the purpose hereof.


SECTION 7. TERMINATION AND REASSIGNMENT

The term of this Agreement shall begin on the date of this Agreement and end on the date on which all Secured Obligations shall have been unconditionally and irrevocably paid and discharged. Upon termination of this Agreement, the Pledgee shall release the security interest in the Securities held by the Pledgee, return the share certificates representing the Securities to the Pledgor at the cost of the Pledgor and take any actions as may be reasonably requested by the Pledgor to effectuate such release.


SECTION 8. ENFORCEMENT BY PLEDGEE

8.1 If any of the Secured Obligations becomes due and payable, the Pledgee shall be entitled, as and when it may see fit, to put into force and to exercise all or any of the rights and power possessed by it as pledgee of the Securities under the applicable laws and this Agreement in or towards satisfaction of the Secured Obligations, including without limitation, the right and power to:

     (a) sell, transfer or otherwise dispose of the Securities at such times and at such prices as are generally recognized as appropriate in custom and practice, without the necessity of any legal process or procedure;

     (b) acquire title to the Securities in lieu of foreclosure of the Securities in any manner in its discretion without notice to the Pledgor; and

     (c) demand, sue for, collect or receive, in the name of the Pledgor, any money or property at any time payable or receivable on account of or in exchange for any of the Securities, but shall be under no obligation to do so.

8.2 Upon the exercise of its rights pursuant to Section 8.1. hereof, the Pledgee shall apply the Proceeds, after deducting the costs of such exercise of rights, against the Secured Obligations. Any excess amount shall be paid to the Pledgor and any Secured Obligations not fully covered by the Proceeds shall remain due and owing and shall promptly be paid by the Pledgor. In the case of acquisition of the title to the Securities pursuant to Section 8.1.(b) hereof, the Pledgee shall value the Securities based on commercially reasonable standards and return any excess amount (net of any and all costs and taxes involving transfer of the ownership of the Securities) to the Pledgor and any Secured Obligations not fully covered by the value of the Securities shall remain due and owing and shall promptly be paid by the Pledgor.

8.3  The Pledgor hereby consents to the procedures set out in Sections 8.1 and
     8.2 above and waives any and all objections it may have thereto.

8.4 The Pledgee shall incur no liability as a result of the sale, acquisition or any other disposition of the Securities or any part thereof by the Pledgee pursuant to Section 8.1 hereof conducted in a commercially reasonable manner. The Pledgor hereby waives any claims against the Pledgee arising by reason of the fact that the price at which the Securities has been sold at any private sale by the Pledgee may be less than the price at which it could have been sold if the Pledgee had not accepted the first offer received or had offered the Securities to more than one offeree.

8.5 The application of the Proceeds shall be determined by the Pledgee in its absolute discretion, subject only to any other agreements between the Pledgee and the Pledgor relating thereto and to the requirements of any applicable law.

8.6 In case where the Pledgor or a third party provides collateral (other than the Securities) to the Pledgee to secure all or any part of the Secured Obligations, the Pledgee shall in its sole discretion have the authority to determine the priority and extent of enforcement between/among its rights under this Agreement and such other collateral arrangements, without the necessity of any legal process or consultation with the Pledgor.


SECTION 9. ASSIGNMENT

This Agreement and the security interest created hereunder shall be binding upon and inure to the benefit of the Pledgor and the Pledgee and their respective successors and assigns. The Pledgee may, in accordance with the Loan Agreement and applicable laws, at any time assign all or any part of its rights or obligations hereunder to any party (each an "Assignee"). The parties hereto agree that to the extent of any transfer, the Assignee shall be deemed to have the same rights and benefits under this Agreement as it would have had if it were a Pledgee signatory hereunder. The Pledgor may not assign any of its rights or obligations hereunder without the prior written consent of the Pledgee.


SECTION 10. FURTHER ASSURANCE

The Pledgor shall do all such acts as may be necessary or appropriate in the opinion of the Pledgee including, but not limited to, the execution and delivery of all further instruments, notices and documents and all further action (whilst acting in a commercially reasonable manner) that may be necessary or appropriate in the opinion of the Pledgee in order to perfect and/or protect any lien granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to the Securities and the Proceeds.


SECTION 11. EXPENSES, TAXES AND INDEMNIFICATION

The Pledgor shall be liable for and shall indemnify the Pledgee on demand against, and shall pay, (a) the reasonable costs, expenses, taxes and other liabilities (including legal fees on a full indemnity basis) incurred by the Pledgee to protect or enforce the Pledgee's interest in the Securities and the Pledgee's rights against the Pledgor under this Agreement, provided that any such enforcement shall be in a commercially reasonable manner; (b) all withholding, excise, stamp, registration and other taxes, fees and duties payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, and all reasonable costs, expenses and other liabilities, incurred by the Pledgee in connection with, or otherwise attributable to, receipt by the Pledgee of, or payment by Pledgor of, any reasonable costs, expenses and other liabilities and indemnities provided for in this Section or any other provision of this Agreement, other than taxes imposed on overall net income of the Pledgee.


SECTION 12. MISCELLANEOUS

12.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective, shall be in writing and shall be personally delivered or sent by facsimile (with subsequent written confirmation) or by registered or certified first class mail, postage prepaid, return receipt requested, or by overnight (or next business day) courier service shall be deemed to have been duly given or made when delivered by hand, on the day that such facsimile is transmitted, or, if by first class mail, five days following the date on which such writing is deposited with the postal service, or the day after the date when deposited with an overnight (or next business day) courier service, addressed as follows, or to such other address as either party hereto may hereafter specify in writing to the other party:

     To:               ST Assembly Test Services Ltd
                       5 Yishun Street 23
                       Singapore 768442
     Attention:        Director, Legal
     DID:              65 6824 1948
     Fax:              65 822 7837

     To:               Mr. S.H. Chun
                       SimmTech Co. Ltd.
                       70-5 Songjung-dong
                       Huengduk-ku
                       Choungju, Chungchongbuk-Do
                       Korea
     Attention:        Chief Marketing Officer
     DID:              82-43-269 9280
     Fax:              82-43-269 9048

12.2 Severability. If any of the provisions of this Agreement shall contravene any law or regulation or be held invalid, this Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

12.3 Amendments, Changes and Modifications. This Agreement shall not be amended, changed, modified, altered or terminated, unless the prior written approval of each of the Pledgor and the Pledgee is obtained. This Agreement shall not be amended by an oral agreement.

12.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall constitute an original but all of which together shall constitute one and the same instrument.

12.5 Heading. Headings and titles herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

12.6 Entire Agreement. This Agreement is intended by the parties as the written final expression of each party's obligations and rights in connection with the Securities and supersedes all prior and contemporaneous understandings or agreements concerning the subject matter hereof.

12.7 Conflict. In the case of a conflict between the provisions of this Agreement and the provisions of the Loan Agreement, the Loan Agreement shall prevail.

12.8 No Waiver. The Pledgee shall not, by any act, delay, indulgence, omission or otherwise, except by an express written instrument clearly indicating an intention to waive, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising on the part of the Pledgee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.9 Remedies Cumulative. The rights and remedies provided herein are cumulative and may be exercised individually or concurrently, and are not exclusive of any other rights or remedies provided by law.

12.10 Currencies. All Secured Obligations under this Agreement are payable in United States dollars ("the Required Currency"). If the Pledgee receives or recovers any moneys in any other currency, whether upon enforcement of its rights under this Agreement or otherwise, the Pledgor shall indemnify the Pledgee against the difference (if any) between the amount received by the Pledgee when it converts amounts received in currencies other than the Required Currency to the Required Currency and the amount due in the Required Currency. The Pledgor shall assist the Pledgee at all times to obtain any exchange conversion approval required by the Pledgee in connection with this Agreement or the Secured Obligations.

12.11 Governing Law and Jurisdiction. This Agreement and the security created pursuant hereto shall be governed by the laws of Korea in all respects, including matters of construction, validity and performance. The parties hereto agree to submit to the non-exclusive jurisdiction of the Seoul District Court for the purpose of this Agreement.





















                            SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed as of the day and year first above written.


                  PLEDGOR: /s/ Se-Ho Chun
                           -----------------------------



                           In the presence of: /s/ Young Goo Kim
                                               -----------------------------





                  PLEDGEE: ST ASSEMBLY TEST SERVICES LTD



                           By  /s/ Suh Tae Suk
                              --------------------------
                              Name:  Mr. Tan Lay Koon
                              Title: President and CEO



                           In the presence of: /s/ Juliana Ho
                                               ----------------------

                                   SCHEDULE I


Description of Securities

2,400,000 shares of common stock of the Company in denominations as the following:

Serial Number           Denomination              Number of share certificate(s)
-------------           ------------              ------------------------------
2601~2636               10,000 shares                           36
2397~2446               10,000 shares                           50
2447~2496               10,000 shares                           50
2497~2546               10,000 shares                           50
2547~2596               10,000 shares                           50
2597~2600               10,000 shares                           4